Exhibit 11

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

March 18, 2020

The Hartford Mutual Funds, Inc.

600 Lee Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as special Maryland counsel to The Hartford Mutual Funds, Inc. (the “Company”), a corporation formed under the laws of Maryland, with respect to its series, The Hartford Quality Bond Fund (the “Acquired Fund”) and The Hartford Total Return Bond Fund (the “Acquiring Fund,” and together with the Acquired Fund, the “Funds”), in connection with the registration of an indefinite number of shares of common stock, classified and designated as Class A, Class C, Class I, Class R3, Class R4, Class R5, Class Y, and Class F shares (collectively, the “Shares”) of the Acquiring Fund, to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) by the Company, on behalf of the Funds, and, with respect to Section 10.2 thereof, accepted and acknowledged by Hartford Funds Management Company, LLC.

This opinion letter is being delivered to you in connection with the registration statement, to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended on or about the date hereof in order to register the Shares (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with our rendering the opinions set forth herein, we have examined the following documents: (1) a certified copy of the Articles of Restatement of the Company, along with any amendments or supplements thereto (“Articles”); (2) the Amended and Restated By-laws of the Company, along with any amendments or supplements thereto (“By-laws”); (3) resolutions of the Board of Directors of the Company in connection with the formation of the Acquiring Fund; (4) resolutions of the Board of Directors of the Company in connection with the issuance of shares by the Acquiring Fund in connection with the Reorganization (together with Item 3, “Resolutions”); (5) a Certificate of Status from the Maryland State Department of Assessments and Taxation (“Certificate”); (6) the Agreement; and (7) a draft of the Registration Statement.

As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification, on the representations and warranties made in (a) the Agreement and the exhibits thereto and (b) a certificate of an officer of the Company. In the course of our representation of the Company, nothing has come to our attention which leads us to believe that any such reliance was unreasonable.

We note that to the extent that our opinion is based on matters known to us or of which we have knowledge, such knowledge is based solely upon the conscious awareness, without investigation or inquiry of any kind, of the current partners and associates of Pepper Hamilton LLP who have devoted substantive attention to the transactions described in the Agreement.

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www.pepperlaw.com

The Hartford Mutual Funds, Inc.

March 18, 2020

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

(a)	the Company is a corporation duly formed and in good standing under the laws of the State of Maryland; and

(b)	the Shares have been duly authorized for issuance by the Company and upon the satisfaction of the conditions contained in the Agreement, the Shares that the Acquiring Fund will issue pursuant to the Agreement will be validly issued, fully paid and non-assessable.

In rendering such opinions, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to above; (ii) the number of Shares of the Acquiring Fund to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) the Agreement will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to above; (iv) the Articles, By-Laws, Resolutions, and the Agreement will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; (v) the Resolutions were duly adopted by the Board of Directors of the Company substantially the form referred to above; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Shares.

Our opinions are limited to matters governed by the laws of the State of Maryland. We do not purport to express, and do not express, any opinion herein with respect to the laws of any other state or jurisdiction. To the extent that any of the Articles, By-laws, Resolutions, Agreement or Registration Statement refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other internal law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the State of Maryland, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

The Hartford Mutual Funds, Inc.

March 18, 2020

This opinion is rendered as of the date hereof and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. Our opinion, as expressed herein, is solely for the benefit of the addressee, and unless we give our prior written consent (which may be withheld for any reason or no reason), neither our opinion nor this opinion letter may be quoted in whole or in part or be relied upon by any other person or entity.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP